Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Heska Corporation

We consent to the use of our report dated March 19, 2018, with respect to the consolidated balance sheets of Heska Corporation and Subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2017, incorporated by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 1997 Stock Incentive Plan of Heska Corporation.

/s/ EKS&H LLLP

Denver, Colorado
May 22, 2018